PRESS RELEASE

China BAK Reports First Quarter Fiscal Year 2010 Financial Results

Shenzhen, China – January 28, 2010 – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in the world, as measured by production output, today announced its financial results for the first quarter of fiscal year 2010 (“Q1 2010”).

Recent Achievements and Highlights

•	Gross Margin rose to 19.0% because of improved production yields and cost reduction;
•	BAK Tianjin won its first major contract for high power batteries for electric buses;
•	We won a $27M bid to directly supply cell phone batteries to ZTE Corporation (“ZTE”) in the first half of 2010; and
•	Capital structure is strengthened by $20M registered direct offering

First Quarter FY10 Financial Results

Net revenues for the first quarter of FY10 were $50.2 million, down 12.7% from $57.6 million last quarter and down 26.2% from $68.1 million in the same quarter of last year.

Revenues from cylindrical cells used in notebook computers were $8.1 million, down 46.1% from $15.0 million last quarter and down 55.9% from $18.4 million in the same quarter of last year.

Revenues from prismatic products, including aluminum-case cells, steel-case cells and battery packs, which are used in mobile phones and certain personal electronic devices, were $38.8 million, up 3.3% from $37.5 million last quarter and down 15.1% from $45.7 million in the same quarter of last year.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $3.2 million in the first quarter of FY10, down 35.3% from last quarter, and down 21.2% from the same quarter of last year.

Gross profit for the first quarter of FY10 was $9.6 million, up 18.1% from $8.1 million last quarter and down 9.8% from $10.6 million in the same quarter of last year. Gross margin was 19.0%, compared to 14.1% last quarter and 15.6% in the same quarter of last year. Improved production yield and cost reduction contributed to the rise in gross margin.

Operating expenses totaled $12.4 million or 24.8% of revenues in the first quarter of FY10, as compared to $9.0 million or 15.7% of revenues last quarter and $9.8 million or 14.4% of revenues in the same quarter of last year. Research and development expenses were $1.8 million or 3.5% of revenues, as compared to $1.6 million or 2.8% of revenues last quarter and $1.4 million or 2.1% of revenues in the same quarter of last year. Sales and marketing expenses were $2.0 million or 4.0% of revenues, as compared to $1.8 million, or 3.2% of revenues last quarter and $1.6 million or 2.3% of revenues in the first quarter of last year. General and administrative expenses were $8.6 million or 17.2% of revenues, as compared to $5.6 million or 9.7% of revenues last quarter and $6.8 million or 9.9% of revenues in the same quarter of last year.

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Operating loss for the first quarter of FY10 was $2.9 million, as compared to operating loss of $0.9 million last quarter and operating income of $0.8 million in the same quarter of last year.

Net loss was $3.4 million in the first quarter of FY10, as compared to net loss of $1.4 million last quarter and net loss of $1.7 million in the same quarter of last year. Diluted earnings per share were negative $0.05 compared with negative $0.02 per diluted share last quarter and negative $0.03 per diluted share in the same quarter of last year.

For the first quarter of FY10, Days Sales Outstanding (“DSO”) increased to 139 from 120 last quarter, and Days Sales of Inventory decreased to 162 from 116 last quarter.

Financial Condition

On December 31, 2009 China BAK had $18.3 million in cash and cash equivalents and negative $37.4 million in working capital, reflecting a current ratio of 0.85:1. Short-term bank loans and long-term bank loans totaled $171.9 million as compared to $194.8 million on September 30, 2009. Shareholders’ equity totaled $173.9 million. China BAK had $152.5 million available for borrowing under its credit facilities.

Business Outlook

“Looking back at Q1 2010, we are glad to see that we have established ourselves as a strong competitor in the OEM domestic market by supplying batteries directly to branded mobile phone manufacturers. We have also made significant progress in the New Energy/Clean Tech sector. We believe that high power cells will become a significant revenue source in the near future,” commented Mr. Xiangqian Li, CEO of China BAK.

“We are pleased to see a strong rebound in gross margin, but we also recognize the challenges ahead. We will continue to improve our operation and prepare for future growth,” commented Tony Shen, CFO of China BAK.

Conference Call

China BAK will host a conference call at 8:00 a.m. ET on Thursday, January 28, 2010 to discuss results for the first quarter of FY10 ended December 31, 2009. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Tony Shen, Chief Financial Officer. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 888-419-5570. International callers should dial (617) 896-9871. The pass code for the call is 819-291-86. If you are unable to participate in the call at this time, a replay will be available from 10:00 a.m. ET on Thursday, January 28, 2010 through 10:00 a.m. ET, Thursday, February 11, 2010. To access the replay, please dial 888-286-8010. International callers should dial (617) 801-6888. The pass code for the replay is 629-51-180. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to the China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, shortly after the call a replay will be made available on China BAK’s website for 90 days.

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About China BAK Battery Inc.

China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices, and PDAs. China BAK Battery, Inc.’s 3.0-million-square-foot facilities are located in Shenzhen and Tianjin, PRC, and have been recently expanded to produce new products.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

-Financial Tables Follow-

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China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Operations and Comprehensive Income/(Loss)
For the Three Months Ended December 31, 2009, September 30, 2009 and December 31, 2008
 (Amounts in thousands, except per share data)

	Three Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenues	$50,228	$57,551	$68,090
Cost of revenues	(40,668)	(49,457)	(57,497)
Gross profit	9,560	8,094	10,593

Operating expenses:
Research and development costs	(1,768)	(1,629)	(1,417)
Sales and marketing expenses	(2,028)	(1,842)	(1,599)
General and administrative expenses	(8,637)	(5,563)	(6,760)
Total operating expenses	(12,433)	(9,034)	(9,776)

Operating (loss) / income	(2,873)	(940)	817

Finance costs, net	(2,153)	(2,255)	(2,840)
Government grant income	355	244	102
Other income / (expense)	7	717	6
Loss before income taxes	(4,664)	(2,234)	(1,915)

Income tax benefit / (expense)	1,272	874	176
Net loss	$(3,392)	$(1,360)	$(1,739)

Other comprehensive income / (loss) - Foreign currency translation adjustment	(107)	(112)	160
Comprehensive loss	$(3,499)	$(1,472)	$(1,579)

Net loss per share:
Basic	$(0.05)	$(0.02)	$(0.03)
Diluted	$(0.05)	$(0.02)	$(0.03)

Weighted average shares outstanding:
Basic	63,601	56,971	56,958
Diluted	63,601	56,971	56,958

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China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Balance Sheets
As of December 31, 2009 and September 30, 2009
(Amounts in thousands)
	December 31,	September 30,
	2009	2009
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$18,303	$30,678
Pledged deposits	19,040	31,115
Trade accounts receivable, net	74,080	83,292
Inventories	79,391	65,535
Prepayments and other receivables	12,820	4,632
Deferred tax assets	5,411	3,895
Property, plant and equipment held for sale	804	804
Total current assets	209,849	219,951

Property, plant and equipment, net	218,586	219,685
Lease prepayments, net	31,886	32,166
Intangible assets, net	224	239
Deferred tax assets	50	43
Total assets	$460,595	$472,084

Liabilities
Current liabilities
Short-term bank loans	$125,044	$139,159
Current maturities of long-term bank loans	17,577	16,114
Accounts and bills payable	88,563	92,572
Accrued expenses and other payables	16,075	18,425
Total current liabilities	247,259	266,270

Long-term bank loans, less current maturities	29,295	39,553
Deferred revenue	7,383	7,442
Other long-term payables	2,488	1,940
Deferred tax liabilities	308	278
Total liabilities	286,733	315,483

Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 57,687,731 and 63,601,276 issued and outstanding as of September 30, 2009 and December 31, 2009, respectively	64	58
Donation Shares	14,102	14,102
Additional paid-in-capital	121,917	101,161
Statutory reserves	7,314	7,227
Retained earnings	9,848	13,328
Accumulated other comprehensive income	24,684	24,791
Less: Treasury shares	(4,067)	(4,066)
Total shareholders’ equity	173,862	156,601
Total liabilities and shareholders’ equity	$460,595	$472,084

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China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Cash Flows
For the Three Months ended December 31, 2009, September 30, 2009 and December 31, 2008
 (Amounts in thousands)
	Three Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net loss	$(3,392)	$(1,360)	$(1,739)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	4,193	1,328	3,627
Provision for doubtful debts	4,736	1,864	2,347
Provision for / (recovery of) obsolete inventories	(280)	1,059	(550)
Share-based compensation	1,145	1,622	818
Deferred income taxes	(1,495)	(1,020)	(271)
Deferred revenue	(59)	(58)	(58)
Exchange loss / (gain)	(150)	(458)	704
Loss on disposal of Property, plant and equipment	-	6	-
Changes in operating assets and liabilities:
Trade accounts receivable	4,475	(15,306)	(956)
Inventories	(13,573)	(4,705)	1,279
Prepayments and other receivables	(8,197)	5,509	(5,602)
Accounts and bills payable	(4,795)	19,460	20,230
Accrued expenses and other payables	131	(2,162)	(499)
Net cash provided by / (used in) operating activities	$(17,261)	$5,779	$19,330

Cash flow from investing activities
Purchases of property, plant and equipment	(3,905)	(6,807)	(19,528)
Payment in lease prepayment	-	-	(466)
Purchases of intangible assets	(1)	(13)	(58)
Proceeds from disposal of property, plant and equipment	-	10	-
Net cash used in investing activities	$(3,906)	$(6,810)	$(20,052)

Cash flow from financing activities
Proceeds from borrowings	38,008	3,309	84,077
Repayment of borrowings	(60,896)	(22)	(81,883)
Decrease / (increase) in pledged deposits	12,071	(1,488)	(1,663)
Proceeds from issuance of capital stock, net	19,616	150	-
Net cash provided by / (used in) financing activities	$8,799	$1,949	$530

Effect of exchange rate changes on cash and cash equivalents	(7)	121	1,695
Net decrease in cash and cash equivalents	(12,375)	1,039	1,502
Cash and cash equivalents at the beginning of the period	30,678	29,639	35,707
Cash and cash equivalents at the end of the period	$18,303	$30,678	$37,209

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